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                                                                      EXHIBIT 11


                               AHL SERVICES, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                   (UNAUDITED)

                                               THREE MONTHS ENDED        NINE MONTHS ENDED
                                                  SEPTEMBER 30,             SEPTEMBER 30,
                                               ------------------        -----------------
                                                1999         1998        1999          1998
                                                ----         ----        ----          ----

Income Applicable to Common Stock:
  Net income                                  $ 7,689      $ 4,368      $16,751      $ 8,758
                                              =======      =======      =======      =======


Weighted Average Shares:
  Common shares                                17,406       13,958       17,093       13,726
  Common share equivalents applicable to
    stock options outstanding                     634          621          604          578
                                              -------      -------      -------      -------
  Weighted average common and common
    equivalent shares outstanding during
    the period                                 18,040       14,579       17,697       14,304
                                              =======      =======      =======      =======

Per Share Amount:
  Net income:
             Basic                            $  0.44      $  0.31      $  0.98      $  0.64
                                              =======      =======      =======      =======
             Diluted                          $  0.43      $  0.30      $  0.95      $  0.61
                                              =======      =======      =======      =======



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